Exhibit 3.5

CERTIFICATE OF FORMATION

OF

PETROHAWK MANAGEMENT COMPANY, LLC

This Certificate of Formation of Petrohawk Management Company, LLC (the “Company”) is being executed and filed by the undersigned authorized person for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act.

1. The name of the limited liability company is Petrohawk Management Company, LLC.

2. The address of the Company’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of the Company’s registered agent for service of process in the State of Delaware at such address is National Registered Agents, Inc.

3. The name and address of the organizer of the Company are as follows:

Name	Address
David S. Elkouri	1000 Louisiana, Suite 5600
Houston, Texas 77002

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Petrohawk Management Company, LLC as of October 16, 2007.

/s/ David S. Elkouri
David S. Elkouri, Organizer